Exhibit 10.18

AGREEMENT

THIS AGREEMENT, effective as of the 15th day of March, 2021, by and between RESEARCH PRODUCTS CORPORATION, a Wisconsin corporation (hereinafter referred to as the “Company”), and Dale R. Philippi (hereinafter referred to as “Employee.”)

PRELIMINARY RECITATIONS:

The Company considers a continuation of management necessary to protect and enhance the best interests of the Company and its shareholders. The Employee has intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and problems. As a consequence, the Employee has made and is expected to make a significant contribution to the profitability, growth and financial strength of the Company.

The Company recognizes the possibility that a change in control could occur and that the uncertainty and questions which such a possibility may raise among management may result in the departure of the Employee or distraction in the performance of his duties to the detriment of the Company and its shareholders, and accordingly has agreed to provide the protections described herein.

The Company and the Employee desire to amend and restate the Original Agreement to reflect changes in law and to make certain enhancements to the Employees’ protections in the event of a change in control.

AGREEMENT

In consideration of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.
Definitions of “Change in Control” and “Cause”
(A)
For, purposes of this Agreement, the term “Change in Control” shall mean a change in control of the Company which would be required to be reported in response to Item (5)(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as if the Company was subject to such reporting requirements even though it is not now required to so report. In any event, a Change in Control shall be deemed to occur under, but not limited to, the following circumstances:
(i)
any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) (other than by gift or inheritance), directly or indirectly, of common stock of the Company representing 40% (20% if such transaction was not approved, authorized or recommended by the Board of Directors of the Company (the “Board”)) or more of the Company’s then outstanding common stock, or increases such beneficial ownership (other than by gift or inheritance), directly or indirectly, by 40% (20% if such transaction was not approved, authorized or recommended by the Board) or more of the combined voting power of the Company’s then outstanding common stock, whether in a single transaction or a series of transactions, either individually or in combination with others; or
(ii)
there ceases to be a majority of the Board comprised of (a) individuals who on the date hereof constituted the Board and (b) any new director who was elected or nominated for election in advance of the Change in Control by a majority of the Board, or by a majority of the Nominating Committee of the Board; or
(iii)
the sale or disposition by the Company of all or substantially all of the Company’s assets to a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act (in one transaction or a series of related transactions within any period of 12 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (c) a person that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company; or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding voting stock of the Company. It is understood that in no event shall a sale or disposition of assets be considered to be a sale of substantially all of the assets unless the assets sold or disposed of have a total gross fair market value of at least 40% of the total gross fair market value of all of the Company’s assets immediately prior to such sale or disposition.

A Change in Control shall not be deemed to have occurred if Employee (a) is the “person” or one of the “persons” in subparagraph l(A)(i) or (iii) above, or (b) is the “person” or one of a group of persons acting together who enter(s) into the transaction or transactions which would require reporting under Item 5(f) of Schedule 14A of Regulation 14A provided in paragraph l(A) above as if the Company were otherwise subject to such regulations.

(B)
As used herein, “cause” shall mean: gross negligence, fraud, or intentional misconduct or other continuous and material actions or omissions by the Employee that, in good faith judgment of the Board, would have a material and negative effect on the Company.
2.
Reduction in Salary or Bonus (Research Products Incentive Compensation Plan). Within two years after a Change in Control, any (a) reduction in salary for the Employee’s services from that in effect immediately prior to such Change in Control; (b) any change in the Research Products Corporation Incentive Compensation Plan resulting in a reduced bonus amount from that in effect immediately prior to such Change in Control, other than for cause (in the case of each of clauses (a)-(b)), may, at the Employee’s option exercised in writing within three months after communication of such change to the Employee, be deemed a termination of employment by the Company for which the benefits provided under paragraph 5 hereof are payable.

3.
Change of Benefits. Within two years after a Change in Control, any material reduction in any employee benefit program available to the Employee from the Company immediately prior to such Change in Control, as such programs may from time-to-time be amended, including but not limited to, health, life and disability insurance, Research Products Corporation Incentive Savings Plan, and any other allowance or incidental benefit, other than for cause, may, at the Employee’s option exercised in writing within three months after communication of such change to the Employee, be deemed a termination of employment by the Company for which the benefits provided under paragraph 5 hereof are payable.
4.
Change of Duties or Place of Work.
(A)
Within two years after a Change in Control, a material modification in the Employee’s level of responsibility existing immediately prior to such Change in Control, or a material change in the Employee’s duties as they existed immediately prior to such Change in Control, other than for cause, may, at the Employee’s option exercised in writing within three months after such modification or change, be deemed a termination of employment by the Company for which the benefits provided under paragraph 5 hereof are payable. Such a modification or change includes, but is not limited to, a material change in reporting relationships within the Company, a material change in fiscal responsibilities, a substantial change in responsibilities for personnel or a substantial change in the amount of time devoted to any particular job responsibility or duty.
(B)
Within two years after a Change in Control, an assignment or transfer of the Employee to a facility other than the principal office of the Company, or outside of Dane County, Wisconsin even if to the principal office of the Company, other than for cause, may, at the Employee’s option exercised in writing within three months after communication of such assignment or transfer to the Employee, be deemed a termination of employment by the Company for which the benefits provided under paragraph 5 hereof are payable.
5.
Severance Benefit. Employee shall be entitled to the following severance benefits if within two years of a Change in Control, Employee is terminated by the Company for any reason other than cause, or if Employee terminates his employment pursuant to paragraphs 2, 3, 4A or 4B:
(A)
a lump sum payment equal to two times (2x) the sum of:
(i)
Employee’s annual base compensation at the time of termination (or, if higher, immediately prior to the Change in Control), plus
(ii)
The highest annual incentive compensation paid to Employee in either of the two full calendar years ending immediately prior to the calendar year of termination.
(B)
The Company will also provide the Employee a cash lump sum payment equal to the higher of (i) or (ii).

(i)
The benefits (as described in paragraph 3 hereof) in effect immediately prior to the Change in Control which placed these provisions in effect to the Employee for a period of two years after the last day of employment or
(ii)
The benefits (as described in paragraph 3 hereof) in effect immediately prior to the termination of employment by the Company hereunder or treatment by the Employee of his employment as having been terminated to the Employee for a period of two years after the last day of employment.
6.
Effect of Death. Disability. Retirement or Termination of Employment. In the event of (a) the death of the Employee, (b) the permanent and total disability of the Employee which prevents him from carrying out his customary duties, (c) the retirement of Employee or (d) the termination of Employee’s employment with the Company by either party, whether voluntarily or involuntarily, whether with or without cause, in any such event before a Change in Control as defined in paragraph 1 hereof occurs, all of the provisions hereof shall cease at the time of such death, disability, retirement or te1mination of employment without further liability hereunder on the part of the Company. In the event of (a) the death of the Employee, (b) the permanent and total disability of the Employee which prevents him from carrying out his customary duties, (c) the voluntary retirement of Employee, (d) the involuntary retirement of Employee as a result of the application of the Company’s mandatory retirement policy to Employee as such policy existed prior to any Change in Control as defined in paragraph 1 hereof (but only to the extent that application of such policy to Employee is permitted by law), (e) the voluntary termination by Employee of his employment with the Company, whether with or without cause (except pursuant to paragraphs 2, 3, 4(A) or 4(B), or (f) the involuntary termination of Employee’s employment by the Company for cause, in any such event at or after a Change in Control as defined in paragraph 1 hereof occurs, all of the provisions hereof shall cease at the time of such death, disability, retirement (as limited above), or termination of employment (as limited above). No obligation to make payments under paragraph 5 hereof shall arise as a result of the application of the Company’s mandatory retirement policy to Employee, as such policy exists prior to any Change in Control as defined in paragraph I hereof, but only to the extent that application of such policy to Employee is permitted by law.
7.
Commencement of Payment of Severance Benefits. The cash severance benefits hereunder shall be payable on or within 15 days after the last day of the Employee’s employment. In the event the applicability of paragraphs 2 and 3, or subparagraphs 4(A) and (B) hereof, the last day of Employee’s employment hereunder shall be designated in writing in the election by the Employee under paragraphs 2 and 3 or subparagraphs 4(A) and (B) hereof to treat his employment as terminated and shall not be more than 14 days after the date of delivery of such written election; provided that, notwithstanding anything to the contrary herein, for purposes of determining the timing of the payment of severance benefits hereunder, the Employee’s employment hereunder shall be deemed to have terminated upon his separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.
8.
Outplacement Services. If termination of Employee’s employment or treatment of his employment as terminated occurs under conditions in which payment of severance benefits is required under paragraph 5, the Employee shall have the right to select a professional outplacement service. The Company shall pay to that service an amount not to exceed fifteen percent (15%) of the Employee’s annual salary at the time of termination of the Employee’s employment or treatment of his employment as terminated.
9.
Assignment. The Employee cannot assign or delegate any of his rights without the Company’s consent.
10.
Governing Law. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin.
11.
Indemnification of Legal Expenses; Interest Rate. Should the provisions of this Agreement be subject to any dispute or legal action, the Company, at its sole expense, will indemnify the Employee for his reasonable attorney fees and disbursements incurred by the Employee as a result of such dispute or legal action. Company will pay interest to the Employee on any delinquent payment provided for herein at the U.S. Bank Wisconsin N.A.’s prime interest rate in effect from time-to-time during the period commencing 10 days after payment to him should have been made under this Agreement and ending on the date payment is made.
12.
Payment Obligations Absolute. Except as expressly provided, the Company’s obligation to pay the Employee the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from the Employee or from whosoever may be entitled thereto, for any reason whatsoever. The Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement. Death or disability of Employee which occurs after termination of Employee’s employment or treatment of his employment as terminated, under conditions in which payment is required under paragraph 5 hereof, shall have no effect on the obligation of Company to pay hereunder, and in the event of the death of Employee, all such payments shall be made to any beneficiary or beneficiaries designated by Employee in writing, signed by the Employee and filed with the Company; otherwise, payments shall be made to his estate.
13.
Severability: Golden Parachute Treatment. If one or more provisions contained in this Agreement shall be held invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the provision affected shall be deemed amended in a manner to both meet the intent and purpose of this document and provide all benefits called for hereunder in such a manner as to be valid, legal and enforceable. Notwithstanding any other provision of this Agreement, if any payment under this Agreement, or under any other agreement with or plan of the Employer or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” (as defined in Section 280G of the Code) and would, but for this Section 13, result in the imposition on the Employee of an excise tax (or result in a loss of a deduction for the Company) (the “Excise Tax”) under Section 4999 of the Code, then the Total Payments to be made to the Employee shall be reduced, eliminated or otherwise adjusted so that the amount of the Total Payments provided to the Employee shall equal one dollar ($1.00) less than the amount that would result in any portion of such Total Payments becoming subject to the Excise Tax.
14.
Other Provisions. This Agreement may not be altered or modified, except by a written instrument signed by the parties. The Company and the Employee intend the terms of this Agreement to be in compliance with Section 409A of the Code. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A of the Code. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner that avoids a violation of Section 409A of the Code.
15.
Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by final and binding arbitration under the then existing rules of the American Arbitration Association. The place of arbitration shall be Madison, Wisconsin.
16.
Notice. All notices to be given hereunder shall be given in writing by personal delivery or by registered or certified mail and shall be deemed given when personally delivered or upon deposit of such notice in the United States Mail, postage prepaid, and properly addressed. Mailed notices shall be addressed in the case of the Company, to the principal offices of the Company, or in the case of the Employee, to the principal residence of the Employee.
17.
Successors. This Agreement shall be binding upon and inure to the benefit of the Employee and his heirs, personal representative and successor, and the Company and any successors or assigns of the Company.
18.
Complete Agreement. This Agreement contains the complete agreement and understanding between the parties hereto and supersedes and replaces the Original Agreement in its entirety.

RESEARCH PRODUCTS CORPORATION

By:	/s/ Lawrence A. Olsen
Chairman of the Board

Attest:	/s/ J. Cory Recknor
Chief Financial Officer

/s/ Dale R. Phillippi
Dale R. Phillippi